Exhibit (c) (3)
INVESTMENT BANKING PRESENTATION Discussion Materials for the Independent Committee June 29, 2005 STRICTLY PRIVATE AND CONFIDENTIAL THESE MATERIALS MAY NOT BE USED OR RELIED UPON FOR ANY PURPOSE OTHER THAN AS SPECIFICALLY CONTEMPLATED BY A WRITTEN AGREEMENT WITH SUNTRUST ROBINSON HUMPHREY

STRH Transaction Team STRH Team 3 Investment Banking Private Markets Group Doug McCartney Managing Director, COO doug_mccartney@rhco.com (404) 926-5217 Matt Gelber Director - Head of Financial Technology Group matt_gelber@rhco.com (404) 926-5015 Mike Maguire Associate michael_maguire@rhco.com (404) 926-5481 Trammell Summers Analyst trammell_summers@rhco.com (404) 926-5639 Mark Loeffler Managing Director mark_loeffler@rhco.com (404) 926-5132 Dan Andrews Analyst dan_andrews@rhco.com (404) 926-5140

Overview Overview of STRH Experience and Capabilities Investment Banking Investment Banking • Public Offerings of Equity • Mergers, Acquisitions & Divestitures • Private Placements of Equity & Debt • Leveraged Buyouts • Financial Advisory Services • Fairness Opinions • Public Offerings of Equity • Mergers, Acquisitions & Divestitures • Private Placements of Equity & Debt • Leveraged Buyouts • Financial Advisory Services • Fairness Opinions Equity Research Equity Research • 25 Senior Equity Research Analysts • Over 300 Companies Under Coverage • Nationally Recognized Equity Research Department • Growth - oriented Focus • Expertise in Selected Industries • 25 Senior Equity Research Analysts • Over 315 Companies Under Coverage • Nationally Recognized Equity Research Department • Growth - oriented Focus • Expertise in Selected Industries Sales & Trading Sales & Trading • Over 1,000 Institutional Clients • Extensive Domestic and International Distribution Capabilities • Annual Institutional Conference with More Than 1,000 Attendees • Over 70 Sales and Trading Professionals • Make Markets in Over 500 NASDAQ and Listed Stocks • Over 1,000 Institutional Clients • Extensive Domestic and International Distribution Capabilities • Annual Institutional Conference with More Than 1,000 Attendees • Over 70 Sales and Trading Professionals • Make Markets in Over 500 NASDAQ and Listed Stocks Debt Products Debt Products • Public Offerings of Debt • Bank Loan Syndications • Pooled Trust Preferred Securities • Real Estate Finance • Asset Securitization • Municipal Finance • Asset - Backed and Commercial Paper • Fixed Income Sales & Trading • Public Offerings of Debt • Bank Loan Syndications • Pooled Trust Preferred Securities • Real Estate Finance • Asset Securitization • Municipal Finance • Asset - Backed and Commercial Paper • Fixed Income Sales & Trading Private Client, Investment Management & Fiduciary Private Client, Investment Management & Fiduciary • Private Investor Services • Investment Consulting • Corporate Executive Restricted Stock Services • 144 Sales • Asset Management • Mutual Funds and Investment Partnerships • Trust Services • Private Investor Services • Investment Consulting • Corporate Executive Restricted Stock Services • 144 Sales • Asset Management • Mutual Funds and Investment Partnerships • Trust Services Financial Risk Management Financial Risk Management • Interest Rate Hedging • Currency Risk Management • Equity Hedging • Commodities • Credit Risk Management • Receivables • Interest Rate Hedging • Currency Risk Management • Equity Hedging • Commodities • Credit Risk Management • Receivables

2004 Financial Services Public Offering Activity 2004 Financial Services M&A Activity The Financial Services and Technology Group has raised over $7.9 billion for Financial Services companies since January 2003. The Financial Services and Technology Group is among the most active on both the buy and sell side in the country. STRH Financial Technology Investment Banking Senior Investment Banking Team Doug McCartney Managing Director and COO 18 years experience Previously with Bowles Hollowell Conner & Co. University of North Carolina, M.B.A. Duke University, A.B. Matt Gelber Director 13 years experience Previously with Credit Suisse First Boston University of Virginia, B.A. Joe Thompson Managing Director and Group Head 16 years experience Previously with Morgan Stanley's M&A Group Harvard University, M.B.A. Williams College, B.A. Overview of STRH Experience and Capabilities

STRH Financial Technology Transaction Experience Overview of STRH Experience and Capabilities STRH has a deep & long-term focus on the financial technology & services industry, having completed over 70 transactions in the sector in the last 20 years.

Note: Bold denotes STRH client. Selected STRH Public M&A Experience Overview of STRH Experience and Capabilities

Selected STRH Public M&A Experience Overview of STRH Experience and Capabilities Note: Bold denotes STRH client.

Selected STRH Independent Committee Experience Overview of STRH Experience and Capabilities

Selected STRH Independent Committee Experience Overview of STRH Experience and Capabilities

Relevant Lending Capabilities and Experience

SunTrust Bank is one of the most experienced lenders in the financial technology and processor industry, with over $2.0 billion in capital committed to the industry.

ALLIANCE
$400,000,000
Revolving Credit Facilities
SunTrust Robinson Humphrey Capital Markets
A Division of SunTrust Capital Markets, Inc.

- STRH, acting as a Joint Lead Arranger and the US Bookrunner, successfully raised $400.0 million in senior revolving credit facilities for ADS.
- STRH was able to successfully raise $365.0 million in commitments for the $300.0 million US portion of the syndication and allocate the top agents below their initial commitment levels.
- Investors included all of ADS' existing bank group participants as well as three new lenders in the US facilities and one new lender in the Canadian facility.

certegy
$200,000,000
Senior Credit Facilities
SunTrust Robinson Humphrey Capital Markets
A Division of SunTrust Capital Markets, Inc.

- In less than 48 hours, SunTrust fully underwrote a new senior credit facility for Certegy to assure the company a timely execution of its new bank and bond financing package.
- STRH, acting as sole Lead Arranger, successfully syndicated the $200 million, 3-year revolving credit facility and closed the credit facility in conjunction with the Company's bond issuance.

Other SunTrust Relationships

BISYS	HARLAND	global payments
$400,000,000 Senior Credit Facilities	$325,000,000 Revolving Credit Facility	$350,000,000 Revolving Credit Facility
Fiserv	**CheckFree Corp**	**ChoicePoint**
$600,000,000 Senior Credit Facilities	$200,000,000 Credit Facility	$325,000,000 Senior Credit Facilities

(Each: SunTrust Robinson Humphrey Capital Markets, A Division of SunTrust Capital Markets, Inc.)

Overview of STRH Experience and Capabilities 10 SunTrust Robinson Humphrey℠

Indicative Timeline MBO Process Timetable Initial Due Diligence PE firm delivers interest letter PE firm commences due diligence with management PE firm confirms interest and delivers detailed term sheet Formation of Private Equity Syndicate PE firm approaches potential equity investors and debt financing sources Private equity investors selected; sponsor group formed (4 weeks) Due Diligence and Structuring Sponsors continue due diligence Sponsors jointly create due diligence package for debt financing sources Initial discussions with potential debt financing sources Sponsors present proposal (including price, terms and structure) to SS&C board. (4 weeks) Negotiation and Financing Negotiate merger agreement and related documents Finalize debt financing commitment letters Finalize sponsor group Execute definitive transaction documentation Announce transaction (4 weeks) Prepare and file HSR and any other required antitrust notifications SS&C and Sponsor group file requisite SEC filings Negotiate definitive financing agreements Market debt financing Receive HSR and any other required regulatory clearance Receive shareholder approval Regulatory (12 weeks) (<1 week) Closing Close debt financing Close and fund transaction

Current Situation Preliminary Valuation Considerations SS&C Technologies has successfully built one of the largest providers of technology solutions for the financial services industry in the U.S. The FMC acquisition was the largest in the company's history and will be an excellent growth driver in the near term. SS&C continues to show signs of strong revenue and profitability growth, as a result of: Growth in outsourcing revenue (over 100% Y/Y), Acquisitions, and Strong market environment and competitive position. The market for going-private transactions is very strong. SS&C operating success and compelling valuation make it a strong candidate for a going private transaction.

Selling Points to Potential Partners Proven Ability to Acquire and Integrate Large Presence in Faster Growing Verticals Recurring and Predictable Revenues Steady Industry Growth Revenue & EBITDA Growth Cross-Sell Opportunities for Growing Client Base Vertical Solutions Offer Competitive Advantage Scale Driving Profitability STRH's Preliminary Positioning of SS&C Preliminary Valuation Considerations

Recent Stock Performance Price and Volume of SSNC June 27, 2004 to June 27, 2005 Jan. 25, 2005 Reports Q4 earnings of $0.19 per share Jul. 19, 2004 Reports Q2 earnings of $0.21 per share Oct. 18, 2004 Announces Q3 earnings of $0.20 per share Feb. 17, 2005 Confirms Proposal to Acquire Financial Models Company Inc. Feb. 25, 2005 Finalizes acquisition of Financial Models Company Apr. 20, 2005 Reports Q1 earnings of $0.25 per share Feb. 24, 2005 Announces Acquisition of Achievement Technologies LLC Preliminary Valuation Considerations May 17, 2005 Announces acquisition of Financial Interactive Inc. Jun. 6, 2005 Finalizes acquisition of Financial Interactive Inc.

Recent Trading Volume Stats Preliminary Valuation Considerations Trading Volume Histogram June 27, 2004 to June 27, 2005 0.3% 7.7% 17.0% 22.7% 21.7% 5.3% 4.6% 7.5% 9.3% 4.0%

Summary Income Statements Preliminary Valuation Considerations Projected Income Statements

Analysis of Publicly Traded Reference Companies (1) SS&C Technologies cash and debt balances have been adjusted to reflect approximate impact of FMC acquisition. Preliminary Valuation Considerations

Implied Selected Public Company Valuation Implied Valuation from Publicly Traded Reference Companies Preliminary Valuation Considerations Note: Includes $27.5 million of net debt. (1) Based on 24,575,474 fully diluted shares.

Implied Selected Public Company Valuation Implied Valuation from Publicly Traded Reference Companies Preliminary Valuation Considerations Note: Includes $27.5 million of net debt. (1) Based on 24,575,474 fully diluted shares.

Implied Reference M&A Transaction Valuation Implied Valuation from Recent Reference Transactions Preliminary Valuation Considerations Note: Includes $27.5 million of net debt. (1) Based on 24,575,474 fully diluted shares. STRH analyzed 41 M&A transactions in the Financial Technology sector since 2000.

Discounted Cash Flow Analysis (1) 2005 - 2007 taken from Company estimates, 2008 - 2010 developed by SunTrust Robinson Humphrey. (2) Developed by SunTrust Robinson Humphrey. The DCF Analysis below relies on SS&C's internal projections for 2005 - 2007. Years 2008 - 2010 were developed by STRH without guidance from SS&C. Preliminary Valuation Considerations

Premiums Paid Analysis (1) Assumes announcement date of June 28, 2005. (2) Assumes 24,575,474 million shares outstanding. Preliminary Valuation Considerations Implied Valuation based on Recent Premiums Paid STRH analyzed 78 public company transactions in the U.S. since 1/1/2003 with transaction values between $750 million and $1.25 billion

Overview of LBO Analysis Preliminary Valuation Considerations We analyzed an LBO transaction for SS&C using projections for 2005 - 2007 provided by the Company and for 2008 - 2010 developed by SunTrust Robinson Humphrey. The new capital structure assumes: Purchase Price of $37.00 per share ($909.3 million equity value, based on fully diluted shares) $25.0 million revolver (0.38x EBITDA of $65.0 million in 2005) $200 million of senior debt in the form of a Term B loan (3.08x EBITDA) $165 million of new high yield debt (2.54x EBITDA) Total debt of 6.00x EBITDA of $65 million in 2005 $591.2 million of new equity (includes $116.8 of Rollover equity) Assumes Executive Management rolls over 50% of current equity Based on the above projections, our analysis suggests an LBO equity value of $909.3 million Represents a 23.5% premium to the Company's 30 trading day average stock price Represents a 25.8% premium to the Company's closing stock price on June 27, 2005 Represents a 14.8x multiple of pro forma run rate EBITDA

Implied Transaction Valuation (1) Based on EBITDA of $65.0 million, purchase price excludes transaction costs. (2) Assumes Executive Management rolls over 50% of current equity. The following sensitivity analysis illustrates a range of returns to common equity holders based on varying purchase prices, exit multiples, and capital structures. Preliminary Valuation Considerations

Recent Transaction Case Study: SunGard Business Transaction Announcement Date Price and Leverage Firm Value / LTM Revenue: 3.0x Firm Value / LTM EBITDA: 10.2x Firm Value / LTM EBIT: 15.1x Equity Value / LTM Net Income: 23.8x Financial Sponsors Lead: Silver Lake Partners Others: Bain Capital, The Blackstone Group, Goldman Sachs Capital Partners, Kohlberg Kravis Roberts & Co. L.P., Providence Equity Partners and Texas Pacific Group Financial sponsors targeting an equity IRR into the mid-teens Leading provider of software and processing solutions, primarily for financial services, as well as information availability services. Management led going-private leverage buyout transaction April 6, 2005 Revolver: $1B Term B Loan: $4B Subordinated Notes: $3B Sponsor Equity: $3.5B Sr. Debt / EBITDA: 4.0x Total Debt / EBITDA: 6.7x Preliminary Valuation Considerations

Overview of The Carlyle Group Potential Acquirors FIRM OVERVIEW: Name: The Carlyle Group Headquarters: Washington, D.C. Date Established: 1987 Ownership Profile: Private Partnership Number of Funds: 31 Money Under Management: $29.6B Investment Professionals: 300 Total Transactions Since Inception: 396 Recent Funds: Carlyle Partners IV, L.P. ($7.9B) Carlyle High Yield Partners VI ($400M) Carlyle European Capital Partners II, L.P. ($2.2B) COMPANY DESCRIPTION: The Carlyle Group is a private investment firm that specializes in management-led buyouts, strategic minority equity investments, equity private placements, consolidations and buildups, and growth capital financings. The firm seeks to invest in the following industries: aerospace and defense, automotive, consumer, retail, industrial, energy, power, healthcare, technology, real estate, transportation, business services, telecommunications, and media. More than 800 investors from 55 countries entrust Carlyle with their capital. Since its founding in 1987, the firm has invested $13.4B in 396 transactions. EXPERTISE IN FINANCIAL TECHNOLOGY: Carlyle's global network of technology and business services investment professionals pursues both buyout and venture opportunities across three continents. Carlyle's buyout team, through its $3.9B Carlyle Partners III and $7.9B Carlyle Partners IV funds, seeks opportunities in larger, generally more mature segments of the technology and business services markets. The Carlyle Group considered participating in the recent SunGard Data Systems deal. The Company decided not to pursue the deal due to valuation concerns. Carlyle is able to make introductions on behalf of its portfolio companies to potential customers and business partners in the information technology sector. RELEVANT INVESTMENTS: Archetype Solutions makes customization software for the apparel industry. Asahi Security Co., Ltd. is a security services provider, whose business consists of cash management outsourcing services and electronic security services. Blackboard is a recognized leader in the expanding e-education market, providing Internet infrastructure products customized for higher education. Financial Systems and Software (FSS) is a leading provider of electronic banking and commerce solutions for the banking and financial sector in India, Africa and the Middle East.

Potential Interested Strategic Acquirors Potential Acquirors Preliminary List of Strategic Acquirors to Contact Company Name Company Statistics Rationale $1.8 billion market cap $1.1 billion in revenue Participates in many of SS&C's industry segments. SS&C would be a large acquisition relative to their market cap and their ability to finance a transaction. $3.1 billion market cap $714 million in revenue $8.4 billion market cap $14.1 billion in revenue $3.9 billion market cap $2.4 billion in revenue Investment Services division provides accounting and portfolio management services to asset managers. I.S. division is only 14% of revenues and SS&C would be a significant expansion of this business. CSC owns some proprietary software focused on financial services verticals, including capital markets and investment management. Primarily a systems integration firm and most of proprietary software is focused on the insurance industry. Financial services segment provides software and processing services to investment managers, banks, brokers and financial planners, among others. DST has recently been an inconsistent performer and would have difficulty paying a premium valuation.

Potential Interested Strategic Acquirors Potential Acquirors Preliminary List of Strategic Acquirors to Contact Company Name Company Statistics Rationale $6.3 billion market cap $2.5 billion of revenue in Information Services division Has been aggressive acquiror of financial technology companies over the last several years. While SS&C is somewhat outside of core bank technology focus, interested in expanding into new areas. Preparing for an IPO, and may not want to do a large acquisition that would disrupt process or require outside capital. $10.3 billion market cap (parent M&I Bank) $970 million in revenue $2.2 billion market cap $1.7 billion in revenue Have been aggressive acquiror of financial technology companies over the last several years. While SS&C is somewhat outside of core bank technology focus, interested in expanding into new areas. M&I Bank would have to include stock as part of an acquisition of SS&C, which would be dilutive to EPS. Financial services software offerings include products focused on banking, asset management and capital markets applications. Have been going through an internal restructuring to streamline operations, so may not be in a position to complete a large acquisition. $2.5 billion market cap $626 million in revenue Primary business is providing custody, multicurrency accounting and administration services to mutual funds and other asset managers. Have limited history of pursuing acquisitions.

Potential Interested Strategic Acquirors Potential Acquirors Preliminary List of Strategic Acquirors to Contact Company Name Company Statistics Rationale Acquired in an $11.3 billion transaction $3.7 billion in revenue Direct competitor with SS&C in several markets. Unlikely to be able to pursue SS&C aggressively so soon after its own buyout. $21.8 billion market cap $8.3 billion in revenue Business segment focused on providing information services to financial services industry is 20% of revenue. Most of businesses are information and data-centric. Not focused on processing. $16.3 billion market cap $6.2 billion in revenue Vast majority of revenue derived from providing services to institutional asset managers. Approximately $330 million of processing revenue in 2004. Acquired International Fund Services for $127 million in 2002, but have not completed an acquisition for over three years. $15.5 billion market cap $5.6 billion in revenue PFPC subsidiary is one of the largest domestic providers of asset management, accounting and administration services. PFPC division has $700 million in revenue and SS&C would be difficult for them to acquire on an accretive basis. $3.8 billion market cap $711 million in revenue Leading provider of administration services to asset managers. Maintain bias against acquisitions.

Potential Interested Funds

Preliminary List of Financial Sponsors to Contact

Financial Sponsor	Recent Fund Size	Rationale
The Carlyle Group	$7.9 billion	▪ Interested in stable technology investments and considered participating in the SunGard Data Systems deal. ▪ Seeking larger, generally more mature segments of the technology sector.
General Atlantic	NA	▪ Currently has over $8 billion in capital under management. ▪ Current portfolio contains numerous financial services and Fintech firms, including Archipelago Holdings, Inc., Bottomline Technologies, Inc. and RiskMetrics Group, Inc.
GTCR	$1.9 billion	▪ History on interest in financial services and financial technology sectors. ▪ Active processor acquirer, could leverage existing customer relationships to continue to grow SS&C.
Hellman & Friedman LLC	$3.5 billion	▪ Target investment size of $100-700 million in equity. ▪ Portfolio includes companies in the financial services and information services/software sectors, including Vertafore, Inc., a provider of software and services for the insurance industry.
JPMorgan	$2 billion	▪ Dedicated financial services and financial technology group. ▪ Diverse portfolio will offer marketing synergies to SS&C.

Potential Acquirors

30

SunTrust Robinson Humphrey

Potential Interested Funds

Preliminary List of Financial Sponsors to Contact

Financial Sponsor	Recent Fund Size	Rationale
Madison Dearborn Partners	$4 billion	▪ Focused interest on financial outsourcing and asset management sectors. ▪ Portfolio includes Newtrend Group, Ltd, an application software provider to the financial services industry.
SUMMIT PARTNERS	$2.1 billion	▪ Strong interest in the financial services and software sectors. ▪ Relevant Fintech portfolio companies include Computrol Inc., Golden Gate Software, and Tradeware Systems Corp.
TA Associates	$2 billion	▪ Interested in financial services and financial technology. ▪ Recently invested in Clayton Holdings, a provider of solutions for clients who buy, sell and manage loans and securities.
WARBURG PINCUS	$5.3 billion	▪ One of the world's leading investors in Fintech. ▪ Large portfolio of Fintech firms includes FundsXpress, Inc., TradeCard, Inc. and System Access Ltd.
WELSH, CARSON, ANDERSON & STOWE	$3.9 billion	▪ Target investment size of $100-500 million in equity. ▪ Current Fintech portfolio companies include Alliance Data Systems Corp. Prior relevant investments include SunGard Data Systems and Bisys Group Inc.

Potential Acquirors
31
SunTrust Robinson Humphrey℠

Private Equity Market Overview Private Equity and Leveraged Lending Market Overview Source: Thomson Financial. Public to Private LBO Debt / EBITDA Ratio Average Equity Contribution in LBO Deals Total Debt / EBITDA for Large LBOs Senior Debt / EBITDA for Large LBOs

Trends in the Leveraged Loan Market Leveraged loan volume slowed to $73 billion for 1Q05, down from $76 billion in 4Q04 (chart below left). Of the $73 billion in overall leveraged loan issuance, a record $49 billion was in the form of institutional tranches (up from the previous high of $41 billion). The number of active pro rata and institutional investors continues to grow (chart below right) and demand for new assets has recently outpaced the supply available from issuers. The number of active pro rata lenders increased to 61 and institutional investors increased to 189, up from 52 and 130, respectively, as of the end of 2003. However, the supply-demand imbalance in today's market has begun to dissipate as investor concerns about corporate earnings, the potential for General Motors to fall from the investment grade market and a slowdown in economic growth are beginning to increase. Institutional Pro Rata 1Q03 18.7111621 22.80970002 2Q03 22.5635621 21.38163999 3Q03 23.4663045 14.52575501 4Q03 26.651725 15.49204502 1Q04 33.2558 16.7 2Q04 42.78385 31.74 3Q04 36.08333 29.04 4Q04 41.0055 34.55 1Q05 48.83908 23.9549902 Pro Rata Institutional 1999 110 68 2000 49 74 2001 34 78 2002 36 86 2003 52 132 2004 58 170 LTM3/05 61 189 Leveraged Loan Issuance Number of Investors Private Equity and Leveraged Lending Market Overview

Leverage Trends Average Debt Multiples of Highly Leveraged Loans 4.7 3.7 3.4 3.4 2.6 2.7 2.8 3.3 3.5 3.6 3.5 3.3 2.9 2.2 2.4 2.3 3.2 2.9 3.0 3.0 3.2 3.4 3.4 8.8 7.1 6.7 5.3 5.0 5.1 5.3 5.2 5.2 4.5 4.0 3.8 4.0 4.2 4.4 4.4 4.2 4.0 4.0 4.0 3.7 5.8 5.7 0.0x 2.0x 4.0x 6.0x 8.0x 10.0x 1987 1988 1989 1990 1992 1993 1994 1995 1996 1997 1998 1999 2000 2001 2002 2003 2004 1Q04 2Q04 3Q04 4Q04 1Q05 ME 4/14/05 Bank Debt/EBITDA Non-Bank Debt/EBITDA Criteria: Pre-1996: L+250 and Higher; 1996 to Date: L+225 and Higher; Media Loans Excluded; There were too few deals in 1991 to form a meaningful sample Private Equity and Leveraged Lending Market Overview Source: Standard & Poor's/LCD

Overview of STRH Experience and Capabilities MBO Process Timetable Preliminary Valuation Considerations Other Potential Bidders Appendix A. Private Equity & Leveraged Lending Market Overview Table of Contents Outline